Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that each of the undersigned, Ronald W. Hart and Hart Management, Michael C. James, John E. Imhoff, Jonathan M. Niloff and Linda Rosenstock, have authorized and designated Gene S. Cartwright to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Guided Therapeutics, Inc. The authority of Gene S. Cartwright under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of Guided Therapeutics, Inc., unless earlier revoked in writing. The undersigned acknowledges that Gene S. Cartwright is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: July 7, 2014	/s/ Ronald W. Hart
Ronald W. Hart

HART MANAGEMENT

By: /s/ Ronald W. Hart
Name: Ronald W. Hart,
Authorized Officer

/s/ Michael C. James
Michael C. James

/s/ John E. Imhoff
John E. Imhoff

/s/ Jonathan M. Niloff
Jonathan M. Niloff

/s/ Linda Rosenstock
Linda Rosenstock